UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

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                                FORM 12b-25
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                          NOTIFICATION OF LATE FILING

   (Check one): [ ] Form 10-K  [ ] Form 20-F   [ ] Form 11-K  [ ] Form 10-Q
                [ ] Form 10-D  [X] Form N-CEN  [ ] Form N-CSR

                For Period Ended: December 31, 2018

                [ ] Transition Report on Form 10-K
                [ ] Transition Report on Form 20-F
                [ ] Transition Report on Form 11-K
                [ ] Transition Report on Form 10-Q
                [ ] Transition Report on Form N-CEN

                For the Transition Period Ended:________________

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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

AGL Separate Account VUL
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Full Name of Registrant


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Former Name if Applicable

2727-A Allen Parkway
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Address of Principal Executive Office (Street and Number)

Houston, TX 77019-2191
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City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-CEN or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-CEN, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Registrant is unable to timely file Form N-CEN by the date required due to extensive efforts involved in extracting the data.

(Attach extra Sheets if Needed)
PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Craig Anderson                     713           522-1111
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               (Name)               (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). Yes[X] No[ ]

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be refrected by the earnings statements to be included in the subject report or portion thereof? Yes[ ] No[X]

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          AGL Separate Account VUL
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                (Name of Registrant as Specified in Charter)
has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: March 18, 2019              By: /s/ Craig A. Anderson
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                                      Craig A. Anderson
                                      Senior Vice President and Life Controller